Exhibit 5.1

June 8, 2021

Marqeta, Inc.

180 Grand Avenue, 6th Floor

Oakland, CA 94612

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 182,184,604 shares (the “Class A Shares”) of Class A common stock, $0.0001 par value per share (“Class A Common Stock”) and 58,092,302 shares (the “Class B Shares” and, together with the Class A Shares, the “Shares”) of Class B common stock, $0.0001 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of Marqeta, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Amended and Restated 2011 Equity Incentive Plan, as amended, 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP